Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zebra Technologies Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of Zebra Technologies Corporation pertaining to the 2006 Zebra Technologies Corporation Incentive Compensation Plan, of our reports dated February 24, 2006, with respect to the December 31, 2005 consolidated financial statements and schedule of Zebra Technologies Corporation, Zebra Technologies Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Zebra Technologies Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 16, 2006